Product supplement no. 36-I To prospectus dated November 14, 2011 and prospectus supplement dated November 14, 2011	Registration Statement No. 333-177923 Dated December 19, 2013 Rule 424(b)(2)

Double Short Leverage Notes Linked to the J.P. Morgan US Treasury Note Futures (G) Tracker

General

•	JPMorgan Chase & Co. may from time to time offer and sell double short leverage notes linked inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker. This product supplement no. 36-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes do not pay periodic interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the leveraged, inverse performance of the Index, the Additional Amount and the Investor Fee Amount, calculated in accordance with the applicable formulas set forth below. Your return on your initial investment will be reduced by the Investor Fee Amount and by twice any positive performance of the Index.
•	Unless otherwise specified in the relevant terms supplement, the notes will be accelerated if, on any day from and excluding the pricing date to and including the Observation Date, the Index closing level is greater than the Acceleration Trigger Level.
•	For important information about tax consequences, see “Material U.S. Federal Income Tax Consequences” beginning on page PS-26.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to taking a short position (or otherwise investing directly) in the Index or the futures contracts underlying the Index.
•	The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The J.P. Morgan US Treasury Note Futures (G) Tracker
Payment at Maturity:

Unless otherwise specified in the relevant terms supplement, your payment at maturity per $1,000 principal amount note will be an amount calculated as follows:

$1,000 × [1 – (2 × Index Return)] + Additional Amount – Investor Fee Amount;

provided that your payment at maturity per $1,000 principal amount note will not be less than $0.

Your return on your initial investment will be reduced by the Investor Fee Amount and by twice any positive performance of the Index. Accordingly, you will lose some or all of your investment at maturity if the Index Return is positive or not sufficiently negative to offset the effect of the Investor Fee Amount.

For more information about the impact of an Acceleration Trigger Event (which will cause the acceleration of the amounts due and payable under the terms of the notes), please see “Description of Notes — Acceleration Trigger Event.”

Index Return:	Unless otherwise specified in the relevant terms supplement: Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	Unless otherwise specified in the relevant terms supplement, the Index closing level on the pricing date or such other date as specified in the relevant terms supplement.
Ending Index Level:	Unless otherwise specified in the relevant terms supplement, the Index closing level on the Observation Date or such other date as specified in the relevant terms supplement.
Additional Amount:

Unless otherwise specified in the relevant terms supplement, for each $1,000 principal amount note, the amount accrued on $1,000 at a rate per annum equal to the Cash Reference Rate calculated on the basis of the actual number of calendar days elapsed divided by 360 and compounded on each business day from and including the pricing date to, but excluding, the Observation Date.

If the notes are accelerated due to an Acceleration Trigger Event, the Additional Amount will accrue only for the period during which the notes are outstanding. Accordingly, the Additional Amount will be less than it would have been if the notes were not accelerated.

(continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 36-I, the accompanying prospectus supplement and prospectus or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 19, 2013

Cash Reference Rate:	Unless otherwise specified in the relevant terms supplement, on any day, the Cash Reference Rate is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on such day. If such day is not a business day, the Cash Reference Rate is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on the immediately preceding business day. In certain circumstances, the Cash Reference Rate will be determined in an alternative manner as described in “Description of Notes — Payment at Maturity.” The United States Federal Funds Effective Rate is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as a volume-weighted average of rates on trades arranged by major brokers.
Investor Fee Amount:	An amount determined in the manner specified in the relevant terms supplement and will reflect the Fixed Fee, the Additional Fee and the time that has elapsed since the issuance date of the notes, unless otherwise specified in the relevant terms supplement. For example, assuming the term of the notes is two years, the relevant terms supplement may specify that the Investor Fee Amount for each $1,000 principal amount note is equal to $1,000 × the Fixed Fee if the Observation Date is accelerated so that it occurs within one year of the issuance date of the notes and that the Investor Fee Amount for each $1,000 principal amount note is equal to $1,000 × (the Fixed Fee + the Additional Fee) if the Observation Date occurs more than one year after the issuance date of the notes.
Fixed Fee:	A percentage as specified in the relevant terms supplement.
Additional Fee:	A percentage as specified in the relevant terms supplement.
Acceleration Trigger Event:

Unless otherwise specified in the relevant terms supplement, an Acceleration Trigger Event will occur, and the notes will be accelerated, if on any day from and excluding the pricing date to and including the Observation Date, the Index closing level is greater than the Acceleration Trigger Level.

If an Acceleration Trigger Event occurs, the Observation Date will be accelerated to the Accelerated Valuation Date, subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of the Observation Date” and the Maturity Date will be accelerated as described below under “— Maturity Date.” After your notes are repaid early pursuant to an Acceleration Trigger Event, no further amounts will be owed to you under the notes. For more information on Acceleration Trigger Event, see “Description of Notes — Acceleration Trigger Event.”

Acceleration Trigger Level:	A level of the Index as specified in the relevant terms supplement.
Accelerated Valuation Date:	The trading day immediately following the day on which an Acceleration Trigger Event occurs, as described in “Description of Notes — Acceleration Trigger Event,” subject to postponement in the event of certain market disruption events as described under “Description of Notes — Postponement of the Observation Date.”
Observation Date:	The Index closing level will be calculated on a single date, which we refer to as the Observation Date, as specified in the relevant terms supplement. The Observation Date is subject to acceleration to the Accelerated Valuation Date following an Acceleration Trigger Event as described under “Description of Notes — Acceleration Trigger Event” and is subject to postponement in the event of certain market disruption events as described under “Description of Notes — Postponement of the Observation Date.”
Maturity Date:	The Scheduled Maturity Date, provided, however that if an Acceleration Trigger Event occurs, the Maturity Date will be the third business day following the Observation Date, as adjusted; provided, further that (i) if an Acceleration Trigger Event has not occurred and the Scheduled Maturity Date is not a business day, the Maturity Date will be the next succeeding business day following the Scheduled Maturity Date and (ii) if, due to a market disruption event or otherwise, the Observation Date is postponed so that it falls less than three business days prior to the Maturity Date, the Maturity Date will be the third business day following the Observation Date, as postponed, unless otherwise specified in the relevant terms supplement.
Scheduled Maturity Date:	As specified in the relevant terms supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement no. 36-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. 36-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 36-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. 36-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 36-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

In this product supplement no. 36-I, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 36-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Double Short Leverage Notes Linked to the J.P. Morgan US Treasury Note Futures (G) Tracker.

General

The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker (the “Index”). The notes are a series of debt securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

The notes do not pay periodic interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the leveraged, inverse performance of the Index, the Additional Amount and the Investor Fee Amount, calculated in accordance with the applicable formulas set forth below. Your return on your initial investment will be reduced by the Investor Fee Amount and by twice any positive performance of the Index. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and original issue price of each note are $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Book-Entry System” in the accompanying prospectus.

The terms of specific issuances of the notes will be described in the relevant terms supplement accompanying this product supplement no. 36-I. The terms described in that terms supplement will supplement those described in this product supplement and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

PS-1

Payment at Maturity

The amount you will receive at maturity is based on the Index Return, the Investor Fee Amount and the Additional Amount.

Unless otherwise specified in the relevant terms supplement, your payment at maturity per $1,000 principal amount note will be an amount calculated as follows:

$1,000 × [1 – (2 × Index Return)] + Additional Amount – Investor Fee Amount;

provided that your payment at maturity per $1,000 principal amount note will not be less than $0.

Your return on your initial investment will be reduced by the Investor Fee Amount and by twice any positive performance of the Index. Accordingly, you will lose some or all of your investment at maturity if the Index Return is positive or not sufficiently negative to offset the effect of the Investor Fee Amount.

For more information about the impact of an Acceleration Trigger Event (which will cause the acceleration of the amounts due and payable under the terms of the notes), please see “Description of Notes — Acceleration Trigger Event.”

If applicable, the “Index Return,” as calculated by the Note Calculation Agent, is the percentage change in the Index closing level, calculated by comparing the Ending Index Level to the Initial Index Level, unless otherwise specified in the relevant terms supplement. The relevant terms supplement will specify the manner in which the Initial Index Level and the Ending Index Level will be determined. The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Return =	Ending Index Level – Initial Index Level
Initial Index Level

Unless otherwise specified in the relevant terms supplement, the “Initial Index Level” means the Index closing level on the pricing date or such other date as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Ending Index Level” means the Index closing level on the Observation Date or such other date as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, for each $1,000 principal amount note, the “Additional Amount” is the amount accrued on $1,000 at a rate per annum equal to the Cash Reference Rate calculated on the basis of the actual number of calendar days elapsed divided by 360 and compounded on each business day from and including the pricing date to, but excluding, the Observation Date.

If the notes are accelerated due to an Acceleration Trigger Event, the Additional Amount will accrue only for the period during which the notes are outstanding. Accordingly, the Additional Amount will be less than it would have been if the notes were not accelerated.

The “Investor Fee Amount” is an amount determined in the manner specified in the relevant terms supplement and will reflect the Fixed Fee, the Additional Fee and the time that has elapsed since the issuance date of the notes, unless otherwise specified in the relevant terms supplement. For example, assuming the term of the notes is two years, the relevant terms supplement may specify that the Investor Fee Amount for each $1,000 principal amount note is equal to $1,000 × the Fixed Fee if the Observation Date is accelerated so that it occurs within one year of the issuance date of the notes and that the Investor Fee Amount for each $1,000 principal amount note is equal to $1,000 × (the Fixed Fee + the Additional Fee) if the Observation Date occurs more than one year after the issuance date of the notes.

The “Additional Fee” is a percentage as specified in the relevant terms supplement.

The “Fixed Fee” is a percentage as specified in the relevant terms supplement.

PS-2

Unless otherwise specified in the relevant terms supplement, the “Index closing level” of the Index or any relevant successor index (as defined under “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation”) on any relevant day will equal the official closing level of the Index or that successor index, as applicable, published with respect to that day. In certain circumstances, the Index closing level of the Index or any relevant successor Index will be based on the alternative calculation of the Index described under “Postponement of the Observation Date” and “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation.”

Unless otherwise specified in the relevant terms supplement, on any day, the “Cash Reference Rate” is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on such day. If such day is not a business day, the Cash Reference Rate is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on the immediately preceding business day.

The United States Federal Funds Effective Rate is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as a volume-weighted average of rates on trades arranged by major brokers. If the United States Federal Funds Effective Rate ceases (temporarily or permanently) to be published on Bloomberg at FEDL01 INDEX (or any successor page) as determined by the Note Calculation Agent, and another comparable entity, as determined by the Note Calculation Agent, publishes that rate, the Cash Reference Rate on any day will be equal to that rate on that day. If the United States Federal Funds Effective Rate is discontinued and Bloomberg or another entity publishes a successor or substitute interest rate that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued United States Federal Funds Effective Rate (such rate being referred to herein as a “successor rate”), then the Cash Reference Rate on any day thereafter will be determined by reference to that successor rate on that day. If the United States Federal Funds Effective Rate is discontinued or ceases (temporarily or permanently) to be published and the Note Calculation Agent is unable to identify a successor rate or is unable to identify a comparable entity that publishes that rate, as the case may be, the Cash Reference Rate on any day shall be a rate as determined by the Note Calculation Agent in good faith that represents or approximates the interest rate at which depository institutions lend to each other overnight.

Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the Note Calculation Agent, on which trading is generally conducted on (i) the relevant exchange for the 10-Year U.S. Treasury note futures contracts underlying the Index (each, a “Treasury note futures contract” and together, “Treasury note futures”) or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the Index or the relevant successor index, if applicable, are traded.

Unless otherwise specified in the relevant terms supplement, “relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for the Treasury note futures contract then included in the Index or that successor index, as applicable.

The “Observation Date” will be specified in the relevant terms supplement and is subject to acceleration to the Accelerated Valuation Date following an Acceleration Trigger Event as described under “Description of Notes — Acceleration Trigger Event” and is subject to postponement in the event of certain market disruption events as described under “Description of Notes — Postponement of the Observation Date.”

PS-3

The “Maturity Date” for the notes will be the Scheduled Maturity Date, provided, however that if an Acceleration Trigger Event occurs, the Maturity Date will be the third business day following the Observation Date, as adjusted; provided, further that (i) if an Acceleration Trigger Event has not occurred and the Scheduled Maturity Date is not a business day, the Maturity Date will be the next succeeding business day following the Scheduled Maturity Date and (ii) if, due to a market disruption event or otherwise, the Observation Date is postponed so that it falls less than three business days prior to the Maturity Date, the Maturity Date will be the third business day following the Observation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.” In addition, the maturity date may be accelerated if there is an event of default. See “General Terms of Notes — Payment upon an Event of Default.”

The “Scheduled Maturity Date” for the notes will be set forth in the relevant terms supplement.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on the applicable date or dates. We will give DTC irrevocable instructions and authority to pay the applicable amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The “Note Calculation Agent” is the agent appointed by us to make certain calculations for the notes, which initially will be J.P. Morgan Securities LLC (“JPMS”). See “General Terms of Notes — Note Calculation Agent” below. JPMS is our affiliate and may have interests adverse to yours. Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.”

The “Index Calculation Agent” means the entity appointed by the sponsor of the Index, J.P. Morgan Securities plc (“JPMS plc”), to calculate and publish the official closing level of the Index, which is currently JPMS plc. See “The J.P. Morgan US Treasury Note Futures (G) Tracker” below. JPMS plc is our affiliate and may have interests adverse to yours. Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes because we are the issuer of the notes, our affiliate, JPMS plc, is the Index Calculation Agent and sponsor of the Index and our affiliate, JPMS, is the Note Calculation Agent and an Agent for the offering of the notes” and “Risk Factors — Risks Relating to the Notes Generally — Our affiliate, JPMS plc, is the Index Calculation Agent and sponsor of the Index and may adjust the Index in a way that affects its level.”

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Postponement of the Observation Date

If the Observation Date (including the Accelerated Valuation Date, if the notes are accelerated due to an Acceleration Trigger Event) is not a trading day or if there is a market disruption event on the Observation Date (any such day, a “Disrupted Day”), the Observation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will the Observation Date be postponed to a date that is after the Final Disrupted Observation Date.

PS-4

If the Observation Date is or has been postponed to the Final Disrupted Observation Date and that Final Disrupted Observation Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for the Observation Date on the Final Disrupted Observation Date in accordance with the formula for and method of calculating the Index closing level last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation or non-trading day) on the Final Disrupted Observation Date of the Treasury note futures contract most recently constituting the Index, as well as any Treasury note futures contract required to roll an expiring Treasury note futures contract in accordance with the method of calculating the Index.

With respect to the Observation Date, unless otherwise specified in the relevant terms supplement, the “Final Disrupted Observation Date” means the tenth business day after the Observation Date, as originally scheduled.

Acceleration Trigger Event

If an Acceleration Trigger Event occurs, the Observation Date will be accelerated to the Accelerated Valuation Date, subject to postponement in the event of a market disruption event and as described under “— Postponement of the Observation Date” above, and the Maturity Date will be accelerated as described under “— Payment at Maturity” above. Following payment pursuant to an Acceleration Trigger Event, no further amounts will be payable under the notes.

Unless otherwise specified in the relevant terms supplement, an “Acceleration Trigger Event” will occur, and the notes will be accelerated, if on any day from and excluding the pricing date to and including the Observation Date, the Index closing level is greater than the Acceleration Trigger Level.

The “Acceleration Trigger Level” is a level of the Index as specified in the relevant terms supplement.

The “Accelerated Valuation Date” is the trading day immediately following the day on which an Acceleration Trigger Event occurs, subject to postponement in the event of certain market disruption events as described under “— Postponement of the Observation Date” above.

Following an Acceleration Trigger Event, we will accelerate the payment on the notes by providing, or causing the Note Calculation Agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, no later than the business day immediately following the day on which the Acceleration Trigger Event occurred. The Observation Date will then be accelerated to the Accelerated Valuation Date, subject to postponement in the event of a market disruption event and as described under “— Postponement of the Observation Date” above, and the Maturity Date will be accelerated as described under “— Payment at Maturity” above.

The amount due and payable per $1,000 principal amount note upon acceleration will be determined by the Note Calculation Agent pursuant to the payment at maturity calculation described above in “— Payment at Maturity” on the Observation Date, as accelerated to the Accelerated Valuation Date, and will be payable on the Maturity Date, as accelerated. We will provide, or will cause the Note Calculation Agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which such payment is due.

PS-5

Risk Factors

Your investment in the notes will involve certain risks. The notes do not pay periodic interest and do not guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to taking a short position (or otherwise investing directly) in the Index or the Treasury note futures underlying the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not pay periodic interest or guarantee the return of your investment.

The notes do not pay periodic interest and may not return any of your investment. The amount payable, if any, at maturity will depend on the leveraged, inverse performance of the Index, the Additional Amount and the Investor Fee Amount. These amounts will be determined pursuant to the terms described in this product supplement no. 36-I and the relevant terms supplement. Your return on your initial investment will be reduced by the Investor Fee Amount and by twice any positive performance of the Index. Accordingly, you will lose some or all of your investment at maturity if the Index Return is positive or not sufficiently negative to offset the effect of the Investor Fee Amount.

The notes are bearish with respect to the Index.

Because the notes are inversely linked to the Index, if the level of the Index increases over the term of the notes, the Index Return will be positive, and therefore the payment, if any, at maturity will be adversely affected.

Leverage increases the sensitivity of the notes to changes in the level of the Index and will substantially increase any losses caused by any positive performance of the Index.

Because your investment in the notes is leveraged, changes in the level of the Index will have a greater impact on the payment at maturity on your notes than would be the case with respect to notes that were not so leveraged. In particular, any increase in the level of the Index will result in a significantly greater decrease in your payment at maturity, and you will suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential changes in our creditworthiness or the credit spreads, as determined by the market for taking our credit risk, is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the Index, the Treasury note futures that compose the Index or the related Treasury notes.

You should not take our offering of the notes as an expression of our views about how the Index, the Treasury note futures that compose the Index or the related Treasury notes will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or a long-short position) in the Index, the Treasury note futures that compose the Index or the related Treasury notes, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long or short) in the Index, the Treasury note futures that compose the Index and the related Treasury notes that conflict with an investment in the notes. See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

PS-6

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions the Treasury note futures that compose the Index, the related Treasury notes or in instruments the value of which is derived from the Index, the Treasury note futures that compose the Index or the related Treasury notes. The daily rebalancing of the VIX futures contracts may cause us to adjust our hedge frequently. We may also adjust our hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time. We may also close out or unwind our hedge by selling any of the foregoing on or before the Observation Date. We cannot give you any assurances that our hedging will not negatively affect the level of the Index or the performance of the notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which JPMS is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS and other affiliates of ours also trade the Treasury note futures that compose the Index, the related Treasury notes and other financial instruments related to the Index, Treasury note futures that compose the Index and the related Treasury notes on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the pricing date, and/or increase the Index closing level on any subsequent day, including the Observation Date, which could adversely affect your payment at maturity.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

In the course of our or our affiliates’ trading activities, we or our affiliates may acquire material nonpublic information with respect to the Treasury note futures that compose the Index or the related Treasury notes and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in the Treasury note futures that compose the Index or the related Treasury notes. We do not make any representation or warranty to any purchaser of notes with respect to any matters relating to such future movements.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the Index, the Treasury note futures that compose the Index or the related Treasury notes. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or our affiliate’s interests with respect to those products may be adverse to those of the holders of the notes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

PS-7

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.

JPMS, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return, the Additional Amount, the Cash Reference Rate, the Investor Fee Amount and the amount, if any, that we will pay you at maturity, as well as whether an Acceleration Trigger Event has occurred. The Note Calculation Agent will also make the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. In addition, the Note Calculation Agent will determine, among other things:

•	whether a market disruption event has occurred; and
•	whether the Index has been discontinued, whether the method of calculating the Index has changed in a material respect or whether the Index has been otherwise modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made and, if applicable, which index to select as a successor index.

In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Note Calculation Agent, is entitled to exercise discretion.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes because we are the issuer of the notes, our affiliate, JPMS plc, is the Index Calculation Agent and sponsor of the Index and our affiliate, JPMS, is the Note Calculation Agent and an Agent for the offering of the notes.

We, JPMorgan Chase & Co., are the issuer of the notes, JPMS plc, one of our affiliates, is the Index Calculation Agent and sponsor of the Index and JPMS, another affiliate of ours, is the Note Calculation Agent and an Agent for the offering of the notes. JPMS plc, as Index Calculation Agent, will determine whether there has been a market disruption event with respect to the Index. JPMS, as Note Calculation Agent, will determine, among other things, whether there has been a market disruption event with respect to the notes and your payment at maturity. In the event of any such market disruption event, JPMS plc may use an alternate method to calculate the Index, and JPMS may postpone any Observation Date or use an alternate method to calculate the Index closing level on that Observation Date. As the index sponsor and Index Calculation Agent, JPMS plc will carry out calculations necessary to promulgate the Index, and it maintains some discretion as to how such calculations are made. In particular, JPMS plc has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the level of the Index is unavailable at the time such determination is scheduled to take place. While we and our affiliates will act in good faith in making all determinations with respect to the notes and the Index, there can be no assurance that any determinations made by JPMorgan Chase & Co., JPMS or JPMS plc in these various capacities will not affect the value of the notes or the level of the Index. Because determinations made by JPMS plc as the Index Calculation Agent and sponsor of the Index and JPMS as the Note Calculation Agent may affect the amount you receive at maturity, potential conflicts of interest may exist between JPMorgan Chase & Co., JPMS plc and JPMS, on the one hand, and you, as a holder of the notes, on the other.

JPMS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the level of the Index and therefore the market value of the notes.

JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

PS-8

Even if the level of the Index decreases, you may receive less than your initial investment due to the Investor Fee Amount.

Because the Investor Fee Amount reduces your return on your initial investment, if any, you will lose some or all of your investment at maturity if the Index Return is positive or not sufficiently negative to offset the effect of the Investor Fee Amount.

You will likely lose some or all of your investment if the notes are accelerated due to an Acceleration Trigger Event.

The notes will be accelerated if, on any day from and excluding the pricing date to and including the Observation Date, the Index closing level is greater than the Acceleration Trigger Level. Because an Acceleration Trigger Event will occur only if the Index closing level is greater than the Initial Index Level by a specified percentage, you will likely lose some or all of your investment upon an acceleration. In addition, if the notes are accelerated, the Additional Amount will accrue only for the period during which the notes are outstanding. Accordingly, the Additional Amount will be less than it would have been if the notes were not accelerated.

If the notes are accelerated due to an Acceleration Trigger Event, you will be exposed to reinvestment risk.

If the notes are accelerated due to an Acceleration Trigger Event, the holding period could be significantly less than the full term of the notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics.

Unlike certain inverse leveraged exchange traded funds and exchange traded notes, the notes do not include a periodic “reset” mechanism.

The notes operate differently from certain inverse leveraged exchange traded funds and exchange traded notes that have a periodic “reset” mechanism that seeks to provide investors with a return based on a fixed multiple of the inverse performance of an underlying reference asset on a given day or over a given month or other specified period. The “reset” mechanism of such securities is applied so that the return will correspond to a fixed multiple (e.g., negative two times) of the periodic return on the underlying reference asset, before fees and expenses. Such a reset mechanism has the impact of compounding the performance of the underlying reference asset on a periodic basis. This compounding effect can be positive for the investor, particularly if there are consistently negative returns each day for the underlying reference asset.

The notes have no reset mechanism and do not operate in this manner. The notes also do not target a fixed multiple (e.g., negative two times) of the periodic return of the Index. Instead, the notes are designed to target a return of negative two times the performance of the Index over the term of the notes, subject to the negative effect of the Investor Fee Amount. As a consequence, the returns on the inverse performance of the Index are not compounded.

The Ending Index Level may be greater than the Index level at other times during the term of the notes.

Because the Ending Index Level is calculated based on the Index closing level on the Observation Date, the level of the Index at various other times during the term of the notes could be lower than the Ending Index Level. This difference could be particularly large if there is a significant decrease in the level of the Index before and/or after the Observation Date or if there is a significant increase in the level of the Index around the time of the Observation Date or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Observation Date). For example, when the Observation Date is near the end of the term of the notes, then if the Index levels decrease or remain relatively constant during the initial term of the notes and then increase above the Initial Index Level, the Ending Index Level may be significantly greater than if it were calculated on a date earlier than the Observation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had taken a short position (or otherwise invested directly) in the Index, the Treasury note futures underlying the Index or contracts relating to the Index for which there is an active secondary market.

PS-9

The notes are designed to be held to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Owning the notes is not the same as taking a short position directly in the Treasury note futures underlying the Index or the related Treasury notes.

The notes will not fully reflect the return you would realize if you actually took a short position in the Treasury note futures underlying the Index or the related Treasury notes. The Index is a hypothetical construct that does not hold any underlying asset. As a result, a holder of the notes will not have any direct or indirect rights to the short positions in Treasury note futures underlying the Index or the related Treasury notes.

Secondary market prices of the notes will likely be lower than the original issue price of the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes.

Secondary market prices of the notes will be impacted by many economic and market factors.

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of the Underlying, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected frequency and magnitude of changes in the Treasury note futures (i.e., volatility);
•	the liquidity of the Treasury note futures;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally as well as in the U.S. Treasuries market; and
•	economic, financial, political, regulatory and judicial events that affect interest rates, the market for the Treasury note futures and the related Treasury notes generally.
PS-10

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Some or all of these factors will influence the price you will receive if you choose and are able to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount if the Underlying Value is at, below or not sufficiently above the Initial Underlying Value.

Market disruptions may adversely affect your return.

The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Index closing level on the Observation Date or the Index Return and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Observation Date and the Maturity Date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.” In the event of such a postponement, the Index closing level for the Observation Date may not be the official closing level of the Index published on that date, but may be determined by the Note Calculation Agent in the manner described under “Description of Notes — Postponement of the Observation Date,” which may adversely affect the return on your investment in the notes.

Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes.

Futures markets like the Chicago Board of Trade (“CBOT”), the market for the Treasury note futures, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Index and therefore could adversely affect the market value of your notes.

The tax consequences of an investment in the notes are unclear.

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the notes as open transactions that are not debt instruments, as described in “Material U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be affected materially and adversely. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income

PS-11

(including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement no. 36-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks Relating to the Index

Our affiliate, JPMS plc, is the Index Calculation Agent and sponsor of the Index and may adjust the Index in a way that affects its level.

JPMS plc, one of our affiliates, acts as the Index Calculation Agent and sponsor of the Index and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute another futures contract. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, we, as the parent company of JPMS plc, ultimately control JPMS plc.

Although JPMS plc will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Index closing levels. JPMS plc is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Treasury note futures in the Index is not an investment recommendation by us or JPMS plc of such futures contracts.

If the level of the Index changes, the market value of your notes may not change in the same manner.

Owning the notes is not the same as taking a short position in the Treasury note futures underlying the Index or the related Treasury notes. Accordingly, changes in the prices of these Treasury notes or of Treasury note futures may not result in comparable changes in the level of the Index or comparable (but opposite) changes in the market value of your notes.

PS-12

The Index comprises notional assets.

The exposure to Treasury note futures provided by the Index is purely notional and will exist solely in the records maintained by or on behalf of the calculation agent for the Index, which we refer to as the “Index Calculation Agent.” There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the Treasury note futures underlying the Index. The Index reflects the returns available by maintaining a rolling position in Treasury note futures and, at any given time, comprises a single 10-Year U.S. Treasury note futures contract that is notionally rolled every three months prior the expiry of the current front month contract.

The Index has a limited operating history and may perform in unanticipated ways.

The Index was established on August 28, 2009 and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Index Calculation Agent when determining the level of Index. Past performance should not be considered indicative of future performance.

The Treasury note futures composing the Index may be changed in certain extraordinary events.

Following the occurrence of certain extraordinary events with respect to the Treasury note futures as described under “The J.P. Morgan US Treasury Note Futures (G) Tracker — Extraordinary Events,” the affected futures contract may be replaced by a substitute futures contract. You should realize that the changing of a futures contract may affect the performance of the Index, and therefore, the return on the notes, as the replacement futures contract may perform significantly better or worse than the affected futures contract.

Concentration risks associated with the Index may adversely affect the value of your notes.

The Index include a single Treasury note futures contract, which trades on CBOT, and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of Treasury note futures. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

The notes may be subject to increased volatility.

The Index comprises Treasury note futures, which are highly leveraged instruments. A futures contract on an underlying asset often displays considerably higher volatility than the underlying asset — in this case, 10-Year U.S. Treasury notes. Futures contracts are often less liquid than their underlying asset. Accordingly, the use of these futures contracts as components of the Index may potentially result in higher volatility than in the absence of their usage.

The settlement price of Treasury note futures may not be readily available.

The official settlement price of the Treasury note futures are calculated and published by the CBOT. The official settlement price of the relevant Treasury note futures are used to calculate the level of the Index. Any disruption in CBOT trading of the relevant Treasury note futures could delay the release or availability of the official settlement price. This may delay or prevent the calculation of the Index.

PS-13

The notes are subject to interest rate risk.

Investing in the notes differs significantly from taking a short position directly in Treasury note futures or the related Treasury notes, as applicable, as the level of the Index changes, at times significantly, from day to day based upon the current market prices of the underlying Treasury note futures (and indirectly, the related Treasury notes). The market prices of these Treasury futures and notes are volatile and significantly influenced by a number of factors, particularly the yields on the Treasury futures/notes as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments, such as Treasury futures/notes, are significantly affected by changes in current market interest rates. As interest rates decline, the price of fixed-income instruments, including the Treasury note futures underlying the Index (or the related Treasury notes), is likely to increase, which will have an adverse impact on your notes. Instruments with longer durations, such as the Treasury note futures (and the related Treasury notes) tend to be more sensitive to interest rate changes, usually making them more volatile than instruments with shorter durations. Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

Fluctuations in interest rates are likely to affect the value of Treasury note futures, the Index and the notes.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

The actual performance of the Index over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index or its hypothetical, back-tested historical performance. The settlement prices of the relevant Treasury note futures underlying the Index will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Risks Relating to the Cash Reference Rate

The Cash Reference Rate will be affected by a number of factors.

The Additional Amount will depend on a number of factors that can affect the levels of the Cash Reference Rate, including, but not limited to:

•	changes in, or perceptions about, future rates;
•	general economic conditions;
•	prevailing interest rates; and
•	the policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the Additional Amount, and therefore any payment at maturity. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

PS-14

The United States Federal Funds Effective Rate and the manner in which it is calculated may change in the future.

There can be no assurance that the method by which the United States Federal Funds Effective Rate is calculated will not change. Such changes in the method of calculation could reduce the United States Federal Funds Effective Rate and the Additional Amount. Accordingly, the value of the notes may be significantly reduced. If the United States Federal Funds Effective Rate is substantially altered, or is not quoted on the applicable Bloomberg page, or any substitute page thereto, on any business day, a substitute rate may be employed by the Note Calculation Agent to determine the Cash Reference Rate and that substitution may adversely affect the value of the notes.

The Cash Reference Rate may be volatile.

The Cash Reference Rate is subject to volatility due to a variety of factors affecting interest rates generally, including:

•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of capital markets.

Decreases in the Cash Reference Rate may have a negative impact on the Additional Amount, and therefore any payment at maturity.

PS-15

Use of Proceeds and Hedging

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes as set forth in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the original issue price of the notes will be equal to the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value, plus the selling commissions paid to each agent and other affiliated or unaffiliated dealers (as shown on the cover page of the relevant terms supplement), plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes. See the relevant terms supplement for additional information about JPMS’s estimated value. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the notes. In addition, from time to time after we issue the notes, we, through our affiliates or others, may enter into additional hedging transactions and close out or unwind those we have entered into, in connection with the notes and possibly in connection with our or our affiliates’ exposure to the Index, the Treasury note futures underlying the Index or the related Treasury notes. To accomplish this, we, through our affiliates or others, may take positions in the Index, the Treasury note futures underlying the Index or the related Treasury notes, or instruments the value of which is derived from the Index, the Treasury note futures underlying the Index or the related Treasury notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the instruments described above.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the pricing date and/or increase the Index closing level on any subsequent day (including the Observation Date), which could adversely affect your payment at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index, the Treasury note futures underlying the Index or the related Treasury notes. No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

PS-16

The J.P. Morgan US Treasury Note Futures (G) Tracker

The J.P. Morgan US Treasury Note Futures (G) Tracker (the “Futures Tracker” or the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc. The description of the strategy and methodology underlying the Index included in this product supplement is based on rules formulated by J.P. Morgan Securities plc. (the “Rules”) and is qualified by the full text of the Rules. The Rules, and not this description, will govern the calculation and constitution of the Index and other decisions and actions related to its maintenance. The Rules in effect as of the date of this product supplement are included as part of the Rules attached as Annex A to this product supplement. The Index is the intellectual property of J.P. Morgan Securities plc, and J.P. Morgan Securities plc reserves all rights with respect to its ownership of the Index.

The Futures Tracker is a notional, dynamic strategy that aims to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts (each, a “10Y Treasury Futures Contract” and collectively, “10Y Treasury Futures”). At any given time, the Futures Tracker is composed of a single 10Y Treasury Futures Contract that is either the contract closest to expiration (each, the “Near Futures Contract”) or the next 10Y Treasury Futures Contract scheduled to expire immediately following the Near Futures Contract (the “Far Futures Contract”). The Futures Tracker was established on August 28, 2009.

The Futures Tracker is published by Bloomberg L.P. under the ticker symbol “RFJGUSBE.”

The Futures Tracker notionally invests in a Near Futures Contract initially and maintains this notional exposure to 10Y Treasury Futures by closing out its position in the expiring Near Futures Contract and establishing a new position in a Far Futures Contract in a process referred to as “rolling.”

10Y Treasury Futures are legally binding agreements for the buying or selling of U.S. Treasury Notes for physical settlement on a future date (such date being its expiry date). Each 10Y Treasury Futures Contract has a face value of U.S.$100,000 and requires the delivery of a U.S. Treasury note with a remaining maturity term of no more than ten years and no less than six years and six months. 10Y Treasury Futures are traded on the Chicago Board of Trade (“CBOT”). The closing prices of 10Y Treasury Futures are calculated by CBOT and reported on Bloomberg under the ticker symbol “TY”.

On each day on which the CBOT (or any successor exchange) is open for trading during its regular trading session, which we refer to as a “Tracker Business Day,” the Futures Tracker will have a notional position in a Near Futures Contract. It will maintain this exposure until the second to last Dealing Day of the month immediately preceding the month in which the expiry date of such Near Futures Contract falls (such date being the “Re-weighting Date”). On the Re-weighting Date, the Futures Tracker will roll into the Far Futures Contract. The expected expiry dates of the Near Futures Contracts are the third Friday of March, June, September and December, with the corresponding roll dates falling in February, May, August and November. For example, from the May 28, 2014 Re-Weighting Date to and including August 27, 2014, the Index would be notionally invested in the contract expiring September 19, 2014. On the August 27, 2014 Re-weighting Date, the roll would occur and starting from that date until (but excluding) the next Re-weighting Date, the Index would be notionally invested in the contract expiring December 19, 2014.

A “Dealing Day” means, in respect of a 10Y Treasury Futures Contract, a day upon which the Official Settlement Price for such 10Y Treasury Futures Contract is, or but for the occurrence of a Tracker Market Disruption Event would have been, scheduled to be calculated and published by CBOT or any successor exchange.

The “Relevant Exchange” means the Chicago Board of Trade or any successor thereof or otherwise any exchange on which an Successor Futures Contract is traded, from time to time.

The Index is described as a “notional” or “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

PS-17

Calculation and Publication of the Futures Tracker Level

JPMS, as the Index Calculation Agent, or any affiliate or subsidiary designated by it, will act as calculation agent for the Futures Tracker. Subject to the occurrence or existence of a Tracker Market Disruption Event (as described below), the Index Calculation Agent will calculate and publish the value of the Futures Tracker (which we refer to as the “Tracker Level”) on each Tracker Business Day, reported to two (2) decimal places. The Tracker Level is calculated in U.S. dollars in accordance with the methodology set out in “Futures Tracker Level” below.

The Tracker Level has a base value of 114.50 as of February 25, 1999, which we refer to as the “Base Date.” Re-weighting Date k is the Re-weighting Date immediately preceding Tracker Business Day t. Re-weighting Date k+1 is the Re-weighting Date immediately following Re-weighting Date k. Unless a Tracker Market Disruption Event has occurred and is continuing, the Tracker Level on each Tracker Business Day from, but excluding, the immediately preceding Re-weighting Date to, and including, the next following Re-weighting Date is calculated by the Index Calculation Agent in accordance with the following formula:

where:

means the Tracker Level for Tracker Business Day t;

means the Closing Price for Tracker Business Day t of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k+1 (i.e. the current futures contract);

Closing Price	means, in respect of a 10Y Treasury Futures Contract and a Dealing Day, the Official Settlement Price; and

where:

“Dealing Day” means, in respect of a 10Y Treasury Futures Contract, a day upon which the Official Settlement Price for such 10Y Treasury Futures Contract is, or but for the occurrence of a Tracker Market Disruption Event would have been, scheduled to be calculated and published by CBOT or any successor exchange; and

“Official Settlement Price” means the closing price published on the applicable Bloomberg page specified in the table below for the relevant 10Y Treasury Futures Contract.

Futures Contract Expiry Month	Bloomberg Month Code	Expected Bloomberg Code*
March	H	TYH&“Year”<Comdty>
June	M	TYM&“Year”<Comdty>
September	U	TYU&“Year”<Comdty>
December	Z	TYZ&“Year”<Comdty>
* “Year” is the year in which the expiry date for the futures contract falls.

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means the Exposure of the Futures Tracker for Re-weighting Date k immediately preceding Tracker Business Day t calculated as:

where:

means the Closing Price on Re-weighting Date k of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k (i.e. the contract preceding the current futures contract); and

means the Closing Price on Re-weighting Date k of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k+1 (i.e. the current futures contract).

The Exposure has a base value of 1 on the Base Date, meaning that on the Base Date, the Futures Tracker was notionally invested in one unit of the relevant Treasury note futures contract. On each Re-weighting Date, the Exposure is changed to reflect the number of units of the Far Futures Contract that could be purchased at the relevant closing price on the Re-weighting Date by selling the number of units of the Near Futures Contract notionally held by the Index immediately before the roll at the relevant closing price on the Re-weighting Date. On each Tracker Business Day, the Tracker Level measures the value of the number of units of the relevant Treasury note futures contract notionally held by the Index based on the closing price on that Tracker Business Day.

Unless a Tracker Market Disruption Event has occurred and is continuing, the Tracker Level will be published in respect of each Tracker Business Day by the Index Calculation Agent on Bloomberg page RFJGUSBE.

Tracker Market Disruptions to the Tracker Level

The Index Calculation Agent will calculate and publish the Tracker Level on each Tracker Business Day so long as no Tracker Market Disruption Event has occurred or is continuing on such day. A “Tracker Market Disruption Event” means, in respect of a 10Y Treasury Futures Contract and a Dealing Day, a failure by CBOT (or any successor exchange) to calculate and publish the Closing Price for the 10Y Treasury Futures Contract on such Dealing Day, or any event that, in the determination of the Index Calculation Agent, disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for such 10Y Treasury Futures Contract. These events may include, but are not limited to, the occurrence of any of a Trading Disruption, Exchange Disruption or Early Closure.

“Early Closure” means the closure by CBOT or any successor exchange on any Tracker Business Day prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the actual closing time for the regular trading session on such exchange.

“Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined by the Index Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures (including, without limitation, the 10Y Treasury Futures Contracts).

PS-19

“Trading Disruption” means any suspension of or limitation imposed on trading by CBOT or any successor exchange or otherwise and whether by reason of movements in price exceeding limits permitted by such exchange or otherwise in futures (including, without limitation, the 10Y Treasury Futures Contracts).

The consequences of a Tracker Market Disruption Event occurring or existing depend on whether such event falls on a Re-weighting Date or any Tracker Business Day (any such day on which a Tracker Market Disruption Event occurs or exists is referred to as a “Tracker Disrupted Day”):

(a)	On a Re-weighting Date

If any Re-weighting Date is a “Tracker Disrupted Day,” in respect of any relevant 10Y Treasury Futures Contract (each such 10Y Treasury Futures Contract affected by a Tracker Disrupted Day, an “Affected Futures Contract”), then the relevant Re-weighting Date for the Affected Futures Contract will be deemed to be the first following Dealing Day for the Affected Futures Contract which is not a Tracker Disrupted Day (and, if such first following Dealing Day occurs on or after the day on which a relevant Futures Contract effectively settles, the level of the Futures Tracker for such first following Dealing Day will be calculated using the settlement price at which the relevant Futures Contract effectively settles in place of the Closing Price), unless the four Dealing Days for an Affected Futures Contract immediately following the day originally scheduled to be the Re-weighting Date are Tracker Disrupted Days for such Affected Futures Contract. In such circumstances, the fourth Dealing Day following the day originally scheduled to be the relevant Re-weighting Date will be deemed to be the relevant Re-weighting Date (notwithstanding that it is a Tracker Disrupted Day in respect of the Affected Futures Contract), and the Index Calculation Agent will re-weight the Futures Tracker acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate (and, if such fourth Dealing Day occurs on or after the day on which a relevant Futures Contract effectively settles, using the settlement price at which the relevant Futures Contract effectively settles in place of the Closing Price).

(b)	On a Tracker Business Day

Notwithstanding paragraph (a) above, if any Tracker Business Day is a Tracker Disrupted Day for any relevant 10Y Treasury Futures Contract, the Index Calculation Agent may either:

•	calculate its good faith estimate of the Tracker Level for such Tracker Business Day, using its good faith estimate of the level of the Affected Futures Contract. Any such estimated level may be subject to correction on the first succeeding Tracker Business Day which is not a Tracker Disrupted Day in respect of any Affected Futures Contract; or
•	suspend the calculation and publication of the Tracker Level until the first succeeding Tracker Business Day that is not a Tracker Disrupted Day in respect of any relevant Futures Contract.

Extraordinary Events

Certain events, which we refer to as “Extraordinary Events,” will cause the Index Calculation Agent to replace or remove any relevant 10Y Treasury Futures Contract to which the Futures Tracker has exposure, or make an adjustment to the Rules as it determines in good faith, is appropriate.

(a) Successor Futures Contract

If any 10Y Treasury Futures Contract is:

•	not calculated and quoted by the Relevant Exchange but by a successor exchange acceptable to the Index Calculation Agent; or
•	replaced by a successor futures contract using, in the determination of the Index Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of such 10Y Treasury Futures Contract,
PS-20

then, in each case, that successor futures contract (which we refer to as the “Successor Futures Contract”) will replace the relevant 10Y Treasury Futures Contract with effect from a date determined by the Index Calculation Agent who may make such adjustment to the Rules, as it determines in good faith is appropriate, to account for such change.

(b) Material Change to Futures Contracts

Without prejudice to the ability of the Index Calculation Agent to amend the Rules, the Index Calculation Agent may, acting in good faith and in a commercially reasonable manner, exclude or substitute any 10Y Treasury Futures Contract following the occurrence (and/or continuation) of a Change in Law or in circumstances where it considers it reasonably necessary to do so to reflect the intention of the Futures Tracker, including (without prejudice to the generality of the foregoing) changes announced by the Relevant Exchange relating to the modification, exclusion, inclusion or substitution of any one 10Y Treasury Futures Contract or any perception among market participants generally that the published price of the relevant 10Y Treasury Futures Contract is inaccurate (and the Relevant Exchange fails to correct such level), and if it so excludes or substitutes for any 10Y Treasury Futures Contract, then the Index Calculation Agent may adjust the Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Index Calculation Agent. The Index Calculation Agent is under no obligation to continue the calculation and publication of the Futures Tracker upon the occurrence or existence of a Change in Law, and the Index Calculation Agent may decide to cancel the Futures Tracker if it determines, acting in good faith, that the objective of the Futures Tracker can no longer be achieved.

“Change in Law” means:

(i) due to:

•	the adoption of, or any change in, any applicable law, regulation or rule (including, without limitation, any tax law); or
•	the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the U.S. Commodity and Futures Trading Commission or exchange or trading facility), in each case, the Index Calculation Agent determines in good faith, in either case, that (x) it is contrary to such law, rule, regulation or order for any market participants that are brokers or financial intermediaries (individually or collectively) to hold, acquire or dispose of (in whole or in part) any 10Y Treasury Futures Contract or any transaction referencing any 10Y Treasury Futures Contract or, (y) holding a position in any 10Y Treasury Futures Contract or any transaction referencing any 10Y Treasury Futures Contract is (or, but for the consequent disposal or termination thereof, would otherwise be) in excess of any allowable position limit(s) applicable to any market participants that are brokers or financial intermediaries (individually or collectively) under any such law, rule, regulation in relation to such 10Y Treasury Futures Contract traded on any exchange(s) or other trading facility (including, without limitation, the Relevant Exchange); or

(ii) the occurrence or existence of any:

•	suspension or limitation imposed on trading commodities futures contracts (including, without limitation the Futures Contracts); or
•	any other event that causes trading in commodity futures contracts (including, without limitation, the Futures Contracts) to cease.
PS-21

(c) Cancellation or Non-publication

If, at any time, the Relevant Exchange (or any successor exchange):

•	announces that it will make a material change in the definition of any 10Y Treasury Futures Contract or in any other way materially modifies such contract (other than a modification prescribed in the definition of such contract); or
•	permanently cancels any 10Y Treasury Futures Contract and no Successor Futures Contract exists or is otherwise unable or unwilling to publish levels of the 10Y Treasury Futures Contract,

then the Index Calculation Agent may remove such 10Y Treasury Futures Contract from the Futures Tracker and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) (including, without limitation, selecting a replacement futures contract traded on an equivalent exchange and having similar characteristics to the affected contract and the date of such replacement) on such date(s) as selected by the Index Calculation Agent.

Corrections

If:

•	the Closing Price of any 10Y Treasury Futures Contract as of any date which is published or otherwise made available by or on behalf of the Relevant Exchange (or any successor exchange) is subsequently corrected and such correction is published or otherwise made available by or on behalf of the Relevant Exchange (or any successor exchange); or
•	the Index Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Futures Tracker,

then the Index Calculation Agent may, if practicable and if it determines, acting in good faith, that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Tracker Level as of any Tracker Business Day to take into account such correction, if such correction is practicable.

Responsibility of the Index Calculation Agent

The Index Calculation Agent will act in good faith and in a commercially reasonable manner with respect to the performance of its obligations and the exercise of its discretion pursuant to the Rules. While the Rules are intended to be comprehensive, ambiguities may arise. In such circumstances, the Index Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend the Rules to reflect such resolution.

None of the Index Calculation Agent, any of its affiliates or subsidiaries and any of their respective directors, officers, employees, representatives, delegates or agents (we refer to each as a “Relevant Person”) will have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the Futures Tracker or any use to which any person may put the Futures Tracker or the Tracker Level. All determinations of the Index Calculation Agent in respect of the Futures Tracker will be final, conclusive and binding, and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or any action taken by the Index Calculation Agent in respect of the Futures Tracker, none of the Index Calculation Agent and any other Relevant Person will be under any obligation to revise any determination or calculation made or action taken for any reason.

PS-22

General Terms of Notes

Note Calculation Agent

J.P. Morgan Securities LLC, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return, the Additional Amount, the Cash Reference Rate, the Investor Fee Amount and the amount, if any, that we will pay you at maturity, as well as whether an Acceleration Trigger Event has occurred. The Note Calculation Agent will also make the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. In addition, the Note Calculation Agent will determine, among other things:

•	whether a market disruption event has occurred; and
•	whether the Index has been discontinued, whether the method of calculating the Index has changed in a material respect or whether the Index has been otherwise modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made and, if applicable, which index to select as a successor index.

All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Note Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be payable at maturity, on or prior to 11:00 a.m., New York City time, on the business day preceding the Maturity Date.

All calculations with respect to the Initial Index Level, the Ending Index Level, the Index Return, any Index closing level or the Cash Reference Rate will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the Additional Amount, the Investor Fee Amount or the amount payable at maturity, if any, per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts payable, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the Note Calculation Agent from determining the Index closing level on the Observation Date and consequently the Index Return and the amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. We refer to each of these events individually as a “market disruption event.”

With respect to the Index or any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	the occurrence or existence of a termination or suspension of, or material limitation or disruption in the trading of the relevant Treasury note futures contract on the relevant exchange, which will not include any time when the relevant exchange is itself closed for trading under ordinary circumstances;
•	the price at any time of the relevant Treasury note futures contract has increased or decreased by an amount equal to the maximum permitted price change set by the relevant exchange;
•	a failure by the relevant exchange to calculate and publish the official settlement price of the relevant Treasury note futures contract on any day upon which the official settlement price of that futures contract is scheduled to be calculated and published by the relevant exchange;
PS-23

•	any event that disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for the relevant Treasury note futures contract;
•	the closure by the relevant exchange on any day on which the relevant exchange is open for trading during its regular trading session prior to its scheduled closing time, unless the earlier closing time is announced by the relevant exchange at least one hour prior to the actual closing time for the regular trading session on the relevant exchange;
•	the occurrence of a material change in the formula for or the method of calculating the official settlement price of the relevant Treasury note futures; or
•	the occurrence of a material change in the content, composition or constitution of the relevant Treasury note futures,

in each case, as determined by the Note Calculation Agent in its sole discretion; and

•	a determination by the Note Calculation Agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in the relevant Treasury note futures contract.

Discontinuation of the Index; Alteration of Method of Calculation

Unless otherwise specified in the relevant terms supplement, if the sponsor of the Index (the “Index Sponsor”) discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to in this product supplement as a “successor index”), then the Index closing level on the Observation Date or any other relevant date on which the Index closing level is to be determined will be determined by reference to the level of that successor index published with respect to that day.

Upon any selection by the Note Calculation Agent of a successor index, the Note Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes. Unless otherwise specified in the relevant terms supplement, if the Index Sponsor discontinues publication of the Index prior to, and that discontinuation is continuing on, the Observation Date or any other relevant date on which the Index closing level is to be determined, and the Note Calculation Agent determines, in its sole discretion, that no successor index for the Index is available at that time, or the Note Calculation Agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the Observation Date or other relevant date, then the Note Calculation Agent will determine the Index closing level for the Observation Date or other relevant date on that date. Unless otherwise specified in the relevant terms supplement, the Index closing level will be computed by the Note Calculation Agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to that discontinuation, using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of the Treasury note futures contract most recently composing the Index or successor index, as applicable, as well as any Treasury note futures contract required to roll an expiring Treasury note futures contract in accordance with the method of calculating the Index. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or its successor index, as applicable, may adversely affect the value of the notes.

PS-24

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index or that successor index, as applicable, had those changes or modifications not been made, then the Note Calculation Agent will, at the close of business in New York City on each date on which the Index closing level of the Index or that successor index, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and the Note Calculation Agent will calculate the Index closing level of the Index or that successor index, as applicable, with reference to the Index or that successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or that successor index is a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will adjust its calculation of the Index or that successor index, as applicable, in order to arrive at a level of the Index or that successor index, as applicable, as if there had been no modification.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were (a) the Observation Date or (b) the Final Disrupted Observation Date (if the date of acceleration was a Disrupted Day).

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

PS-25

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the accompanying prospectus under the heading “Forms of Securities — Book-Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-26

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes. It applies to you only if you hold a note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes. It applies to you only if you hold a note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

  a financial institution;
  a “regulated investment company” as defined in Code Section 851;
  a “real estate investment trust” as defined in Code Section 856;
  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
  a dealer in securities;
  a person holding a note as part of a “straddle” or conversion transaction, or who has entered into a “constructive sale” with respect to a note;
  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
  a trader in securities who elects to apply a mark-to-market method of tax accounting; or
  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date hereof, may affect the tax consequences described herein. The effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of state, local or foreign jurisdictions.

Tax Treatment of the Notes

The tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the IRS regarding the notes. Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes.

At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes. In this event, whether or not counsel is able to opine regarding the correctness of the treatment of the notes described above, we generally expect that counsel will be able to opine that the following are the material tax consequences of owning and disposing of the notes if the treatment of the notes described above is respected, as well as material tax consequences that may apply if it is not respected. The following discussion assumes this treatment is respected, except where otherwise indicated. The relevant terms supplement may indicate other issues applicable to a particular offering of notes.

PS-27

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a citizen or individual resident of the United States;
  a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Open Transactions That Are Not Debt Instruments. Under this treatment, you should not recognize taxable income or loss other than pursuant to a sale or exchange (including at maturity, upon the occurrence of a “deemed” taxable exchange as described below or upon the occurrence of an Acceleration Trigger Event). Upon a sale or exchange of a note, while not clear, special tax counsel believes it is reasonable to treat as capital gain or loss the difference between the amount realized on the sale or exchange and your tax basis in the note, which would equal the amount you paid to acquire it. This gain or loss would be long-term capital gain or loss if you had held the note for more than one year at that time. The deductibility of capital losses is subject to limitations.

Potential Deemed Taxable Exchange upon Index Rebalancing. The IRS could assert that a “deemed” taxable exchange has occurred on one or more rebalancing dates of the Index. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but possibly not loss), which would equal the amount by which the fair market value of the note on the relevant rebalancing date exceeds your tax basis. Any gain recognized on a “deemed” taxable exchange should be capital gain. You should consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings.

Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments. If the notes are treated as open transactions that are not debt instruments, due to the lack of controlling authority there remain significant uncertainties regarding the tax consequences of owning and disposing of them. For instance, you might be required to include amounts in income (for example, based on the Additional Amount) during the term of your notes and/or to treat all or a portion of the gain or loss on the sale or exchange of your notes (including acceleration or redemption at maturity) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held them.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

PS-28

Tax Consequences if Treated as Debt Instruments. If the notes are treated as debt instruments, your tax consequences will be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you hold your notes, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes (even though you will not receive any cash with respect to the notes prior to maturity or an Acceleration Trigger Event) and (ii) any income recognized upon a sale or exchange of your notes generally will be treated as interest income. Additionally, if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a nonresident alien individual;
  a foreign corporation; or
  a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including at maturity, upon the occurrence of a “deemed” taxable exchange as described above or upon the occurrence of an Acceleration Trigger Event).

Tax Treatment as Open Transactions. If you are a Non-U.S. Holder of a note and if the treatment of the notes as “open transactions” that are not debt instruments is respected, any income or gain from the note should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders—Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments” is the degree, if any, to which income with respect to instruments described therein, should be subject to U.S. withholding tax. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

Tax Consequences if Treated as Debt Instruments. If the notes are treated as debt instruments, subject to the following two sentences, any income or gain from a note will be exempt from U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business. If your notes are issued (or “deemed” exchanged) after June 30, 2014, then under legislation enacted in 2010 and regulations promulgated thereunder, a withholding tax of 30% will be imposed on certain amounts paid on the notes to certain foreign entities (including financial intermediaries) unless various U.S. information reporting and due diligence requirements (that are in addition to, and significantly more onerous than, the requirement to deliver an IRS Form W-8BEN) have been satisfied. This regime would apply to amounts treated as interest on the notes paid after June 30,2014 and to amounts treated as proceeds of the sale (including “deemed” taxable exchanges and retirement) of the notes paid after December 31, 2016.

PS-29

Effectively Connected Income. If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from the withholding taxes discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-30

Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), and certain other agents that are or may become party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS, the “Agents”), JPMS has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

Unless otherwise specified in the relevant terms supplement, JPMS, as an agent and a FINRA member will receive the Investor Fee Amount applicable to the notes.

Our affiliates, including JPMS, may use this product supplement no. 36-I and the accompanying prospectus supplement, prospectus or terms supplement in connection with offers and sales of the notes in the secondary market. JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

Unless otherwise specified in the relevant terms supplement, there is currently no public trading market for the notes. In addition, unless otherwise specified in the relevant terms supplement, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. JPMS may act as a market maker for the notes. However, JPMS is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive if you sell your notes will be favorable.

In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for JPMS. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

PS-31

Certain of the Agents engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 36-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 36-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by that Agent or for or on our behalf, unless the consent, approval or permission has been previously obtained. We will have no responsibility for, and the applicable Agent will obtain, any consent, approval or permission required by that Agent for the subscription, offer, sale or delivery by that Agent of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which that Agent is subject or in or from which that Agent makes any subscription, offer, sale or delivery. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for an offering of the notes will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in an offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

PS-32

Notice to Investors

We will offer to sell, and will seek offers to buy, the notes only in jurisdictions where offers and sales are permitted. None of the accompanying prospectus supplement and prospectus, this product supplement no. 33-I and the terms supplement (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including, but not limited to, personal offerings, written materials, advertisements, the internet or the media, in circumstances that constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	Targeted investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	Investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	The number of contacted investors should be relatively small.
(iv)	Investors should receive complete and precise information on the proposed investment.
(v)	Any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	The documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	The aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.
PS-33

The Bahamas

The notes will not be offered or sold in or into The Bahamas except in circumstances that do not constitute a “public offering” according to the Securities Industry Act, 1999. The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas. Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

The Disclosure Documents have not been and will not be registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to the Disclosure Documents to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, including the Disclosure Documents, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

The Disclosure Documents and the notes have not been and will not be registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of the Disclosure Documents. The notes will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

The Agents, we and the notes have not been and will not be registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes will not be offered or sold within Chile or to, or for the account of benefit of, persons in Chile, except in circumstances that will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

PS-34

None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances that will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will be sold only to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;
(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and that it has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the notes will not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to:

(i)	any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements;
(ii)	any offer or sale of the notes at offices or branches open to the public;
(iii)	use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or
(iv)	use (a) non-solicited emails or (b) email distribution lists to market the notes.

The Disclosure Documents are for your sole and exclusive use, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant thereto and represent that you are the sole liable party for full compliance with those laws and regulations.

PS-35

Costa Rica

The notes may not be offered or sold, directly or indirectly, to any person within the Republic of Costa Rica, in circumstances that require the issuer or offeror and the notes to be authorised by the Superintendencia General de Valores. Any offering, express or implicit, that seeks to issue, negotiate or sell securities among public investors, is deemed under Costa Rican law (Ley Reguladora del Mercado de Valores, N° 7732, and its Regulations) as a public offering, which requires the issuer or offeror and the notes to be authorised by the Superintendencia General de Valores. A public offering is any invitation or transmission by any means to the public or determined groups of persons exceeding 50 potential investors. A public offering is presumed when made through public or collective means of communication (mass media), such as press, radio, television and internet, or when the offering includes standardized securities.

Accordingly, each Agent has represented and agreed that (i) it is appropriately registered with the Superintendencia General de Valores, (ii) it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in Costa Rica and (iii) that sales of the notes in Costa Rica will be placed or negotiated only on an individual basis with private investors, limited to a maximum 50 investors. Each Agent will evidence in writing, for each offering, compliance with the above requirements by means of an affidavit, a party declaration or any form of express acknowledgement. Each Agent has acknowledged that it is registered as a financial intermediary with the Superintendencia General de Valores, and that the Disclosure Documents have not been filed with the Superintendencia General de Valores and, therefore, it is not intended for any public offering of the notes in Costa Rica within the meaning of Costa Rican law.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known any Disclosure Document in the territory of El Salvador through any mass media communication such as television, radio, press or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, that are not directed to the Salvadoran public. The offering of the notes will not be registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador will be negotiated only on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and will, in any event, be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(i)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Directive;
(ii)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or
(iii)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

PS-36

For the purposes of this provision, the expression an “offer of the notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

Each Agent has represented and agreed that:

(i)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) other than (a) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and
(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of the notes that would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been and will not be registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. The Disclosure Documents may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

Each Agent has represented and agreed that with effect from and including January 1, 2012, it will not make an offer of notes that are the subject of the offering contemplated by the Disclosure Documents to the public in The Netherlands in reliance on Article 3(2) of the Prospectus Directive if and to the extent article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “DFSA”) will be applied, unless such offer is made exclusively to qualified investors in The Netherlands as defined in the Prospectus Directive, provided that no offer of the notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expressions (i) an “offer of notes to the public” in The Netherlands; and (ii) “Prospectus Directive” have the meaning given to them above under the section entitled “European Economic Area.”

PS-37

Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

The notes have not been and will not be registered with or approved by the regulator of the Peruvian securities market or the stock exchange. Accordingly, the notes will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

None of the Disclosure Documents has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Disclosure Documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Switzerland

The Disclosure Documents are not intended to constitute an offer or solicitation to purchase or invest in the notes described therein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the Disclosure Documents nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or the Swiss Collective Investment Scheme Act, and neither the Disclosure Documents nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

PS-38

Neither the Disclosure Documents nor any other offering or marketing material relating to us, the offering or the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the notes will not benefit from protection or supervision by any such authority.

United Kingdom

Each Agent has represented and agreed that:

(a)	in relation to any notes that have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and we will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes will not be registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and will not be publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

PS-39

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

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Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

PS-41

ANNEX A

The J.P. Morgan

Futures Tracker Series

16 November 2009 (as amended and restated 18 June 2010 and 21 June 2013)

© All Rights Reserved

THE J.P. MORGAN FUTURES TRACKER SERIES
RULES

PART A

1.         Introduction

This document comprises the rules (the “Rules”) of the J.P. Morgan Futures Tracker Series, a family of notional rule-based strategies (each such strategy a “Futures Tracker” and together, the “Futures Trackers”). The Rules may be amended from time to time at the discretion of J.P. Morgan Securities plc (“JPMS”) in its capacity as Calculation Agent. The Rules will be re-published no later than one calendar month following amendment to reflect any such changes. Copies of the current Rules are available from JPMS upon request.

Part A of the Rules sets out general information applicable to each Futures Tracker, such as the calculation algorithms which are applicable to all Futures Trackers. Specific information pertaining to each Futures Tracker, including, for example, the name of the Base Underlying, Futures Tracker Currency, Tracker Business Days are set out in the appendices of Part B.

This document is published by JPMS of 25 Bank Street, Canary Wharf, London E14 5JP, UK in its capacity as Calculation Agent.

ALL PERSONS READING THIS DOCUMENT SHOULD REFER TO THE RISK FACTORS, DISCLAIMERS AND CONFLICTS SECTIONS BELOW AND CONSIDER THE INFORMATION CONTAINED IN THIS DOCUMENT IN LIGHT OF SUCH RISK FACTORS, DISCLAIMERS AND CONFLICTS.

NOTHING IN THESE RULES CONSTITUTES AN OFFER TO BUY OR SELL ANY SECURITIES, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY OR LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

2.         General Notes on each Futures Tracker

Each Futures Tracker is a notional dynamic strategy that aims to replicate the returns of a long position in the near month listed futures contract on a specific underlying (the “Base Underlying”) traded on the Relevant Exchange (each futures contract on the Base Underlying traded on the Relevant Exchange being a “Futures Contract”). A futures contract is a standardized contract traded on an exchange to buy or sell a standard quantity of an asset at a specific date in the future (such date being its expiry date), at a price specified today. Each Futures Contract is identified by its expiry date.

On each Tracker Business Day, each Futures Tracker shall be notionally invested in the nearest listed expiry Futures Contract (the “Near Futures Contract”). It shall maintain this exposure until a day that is a specified number of Dealing Days before the expiry date of such Near Futures Contract or before such other date specified in Part B (such day, as set out in Part B, being the “Re-weighting Date” and the number of Dealing Days specified in the definition of Re-Weighting Date set out in Part B). After the Re-weighting Date, it shall then be notionally invested in the Futures Contract expiring next after the Near Futures Contract expiry date (the “Far Futures Contract”). For the avoidance of doubt, on any Tracker Business Day after the Near Futures Contract expiry date, the Far Futures Contract becomes the Near Futures Contract.

No assurance can be given that the investment strategy used to construct the Futures Tracker will be successful or that the Futures Tracker will outperform any alternative basket or strategy that might be constructed from the Futures Contracts.

Subject to the occurrence of Market Disruption Events, the level of the Futures Tracker (the “Tracker Level”) will be calculated by the Calculation Agent on each Tracker Business Day to an accuracy of two decimal places, or more where so specified in the relevant Appendix. The Tracker Level is calculated in its relevant currency (the “Futures Tracker Currency”) in accordance with the methodology set out in Section 7 (the Futures Tracker Level).

The Futures Tracker is described as a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Futures Tracker merely references certain assets, the performance of which will be used as a reference point for calculating the Tracker Level.

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3.         Calculation Agent

JPMS or any affiliate or subsidiary designated by it will act as calculation agent (the “Calculation Agent”) for the Futures Tracker. The Calculation Agent’s determinations in respect of the Futures Tracker and interpretation of these Rules are final. Further information is contained in the statement of responsibility set out in Section 11 (Responsibility) below.

4.         The Futures Contracts

In respect of each Futures Tracker, there are typically 4 listed Futures Contracts per calendar year over the Base Underlying. The exact number of Futures Contracts per calendar year (the “Number of Contracts p.a.”) is specified in Part B of the Rules.

Each Futures Contracts has a specific expiry date (the “Expiry Date” and together, the “Expiry Dates”) specified in Part B.

5.         Initial Composition of the Futures Tracker

Each Futures Tracker has a base date (the “Base Date”) which is the date on which the Futures Tracker comprised a notional investment of one contract in the relevant Near Futures Contract in respect of such date.

The composition of each of the Futures Trackers has been and will be adjusted in accordance with the methodology described in the remainder of these Rules.

6.         Futures Tracker Rebalancing

Unless a Market Disruption Event has occurred and is continuing, the Futures Tracker will be rebalanced on the relevant Re-weighting Date.

7.         Futures Tracker Level

Unless a Market Disruption Event has occurred and is continuing, the Tracker Level will be calculated by the Calculation Agent on each Tracker Business Day.

On the Base Date, the Tracker Level was equal to the initial tracker level as specified in Part B (the “Initial Tracker Level”) and the Exposure ( E0 ) was set at 1. Re-weighting Date k is the Re-weighting Date immediately preceding Tracker Business Day t. Re-weighting Date k+1 is the Re-weighting Date immediately following Re-weighting Date k. On each Tracker Business Day t from, but excluding, Re-weighting Date k to, and including, the next following Re-weighting Date k+1, the Tracker Level is calculated by the Calculation Agent in accordance with the following formula:

where:

means the Tracker Level for Tracker Business Day t;
means the Closing Price for Tracker Business Day t of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k+1; and
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means the Exposure of the Futures Tracker for Re-weighting Date k immediately preceding Tracker Business Day t calculated as:

where:

means the Closing Price for Re-weighting Date k of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k;
means the Closing Price for Re-weighting Date k of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k+1; and
is the Adjustment Factor (as specified in Part B)

Unless a Market Disruption Event has occurred and is continuing, the Tracker Level will be published in respect of each Tracker Business Day by the Calculation Agent on the relevant Price Source.

8.         Market Disruption

8.1	On a Re-weighting Date

If any Re-weighting Date is a Disrupted Day in respect of any relevant Futures Contract (each such Futures Contract for these purposes, an “Affected Futures Contract”), then the relevant Re-weighting Date for the Affected Futures Contract shall be deemed to be the first following Dealing Day for the Affected Futures Contract which is not a Disrupted Day (and, if such first following Dealing Day occurs on or after the day on which a relevant Futures Contract effectively settles, the level of the Futures Tracker for such first following Dealing Day will be calculated using the settlement price at which the relevant Futures Contract effectively settles in place of the Closing Price), unless the four Dealing Days for an Affected Futures Contract immediately following the day originally scheduled to be the Re-weighting Date are Disrupted Days for such Affected Futures Contract, in which case the fourth Dealing Day following the day originally scheduled to be the relevant Re-weighting Date shall be deemed to be the relevant Re-weighting Date (notwithstanding that it is a Disrupted Day in respect of the Affected Futures Contract), and the Calculation Agent shall re-weight the Futures Tracker acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate (and, if such fourth Dealing Day occurs on or after the day on which a relevant Futures Contract effectively settles, using the settlement price at which the relevant Futures Contract effectively settles in place of the Closing Price).

8.2	On a Tracker Business Day

Notwithstanding Section 8.1, if any Tracker Business Day is a Disrupted Day for any relevant Futures Contract, the Calculation Agent may either:

(a)	calculate its good faith estimate of the Tracker Level for such Tracker Business Day, using its good faith estimate of the level of the Affected Futures Contract. Any such estimated level may be subject to correction on the first succeeding Tracker Business Day which is not a Disrupted Day in respect of any Affected Futures Contract; or

(b)	suspend the calculation and publication of the Tracker Level until the first succeeding Tracker Business Day which is not a Disrupted Day in respect of any relevant Futures Contract.

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9.          Extraordinary Events

9.1	Successor Futures Contract

If any Futures Contract is:

(a)	not calculated and quoted by the Relevant Exchange but by a successor exchange acceptable to the Calculation Agent; or
(b)	replaced by a successor futures contract using, in the determination of the Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of the relevant Futures Contract, then in each case that successor futures contract (the “Successor Futures Contract”) shall replace the relevant Futures Contract with effect from a date determined by the Calculation Agent who may make such adjustment to these Rules, as it determines in good faith is appropriate, to account for such change.

9.2	Material change to Futures Contracts

Without prejudice to the ability of the Calculation Agent to amend the Rules (see Section 1), the Calculation Agent may, acting in good faith and in a commercially reasonable manner:

(a) exclude; or

(b) substitute,

any Futures Contract following the occurrence (and/or continuation) of a Change in Law or in circumstances where it considers it reasonably necessary to do so to reflect the intention of the Futures Tracker, including (without prejudice to the generality of the foregoing) changes announced by the Relevant Exchange relating to the modification, exclusion, inclusion or substitution of any one Futures Contract or any perception among market participants generally that the published price of the relevant Futures Contract is inaccurate (and the Relevant Exchange fails to correct such level), and if it so excludes or substitutes for any Futures Contract, then the Calculation Agent may adjust the Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Calculation Agent. The Calculation Agent is under no obligation to continue the calculation and publication of any Futures Tracker upon the occurrence or existence of a Change in Law; and the Calculation Agent may decide to cancel any Futures Tracker if it determines, acting in good faith, that the objective of the relevant Futures Tracker can no longer be achieved.

9.3	Cancellation or non-publication

If, at any time, any Relevant Exchange:

(a)	announces that it will make a material change in the definition of any Futures Contract or in any other way materially modifies such contract (other than a modification prescribed in the definition of such contract); or
(b)	(i) permanently cancels any Futures Contract and no Successor Futures Contract exists or (ii) is otherwise unable or unwilling to publish levels of the Futures Contract,

then the Calculation Agent may remove such futures contract from the Futures Tracker and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) (including, without limitation, selecting (a) a replacement underlying futures contract traded on an equivalent exchange and having similar characteristics to the Affected Futures Contract; and (b) the date of such replacement) on such date(s) as selected by the Calculation Agent.

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10.         Corrections

If (i) the Closing Price of any Futures Contract as of any date which is published or otherwise made available by or on behalf of the Relevant Exchange is subsequently corrected and such correction is published or otherwise made available by or on behalf of such Relevant Exchange; or (ii) the Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Futures Tracker, then the Calculation Agent may, if practicable and the Calculation Agent determines acting in good faith that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Tracker Level as of any Tracker Business Day to take into account such correction, if such correction is practicable.

11.         Responsibility

The Calculation Agent shall act in good faith and in a commercially reasonable manner with respect to the performance of its obligations and the exercise of its discretions pursuant to these Rules.

Whilst these Rules are intended to be comprehensive, ambiguities may arise. In such circumstances, the Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend these Rules to reflect such resolution.

Neither the Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the Futures Tracker and any use to which any person may put the Futures Tracker or the Tracker Level. All determinations of the Calculation Agent in respect of the Futures Tracker shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Calculation Agent in respect of the Futures Tracker, neither the Calculation Agent nor any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

12.         Information specified in Part B

In respect of each Futures Tracker, the following items are listed in Part B:

  Tracker Name
  Additional Risk Factors, if applicable
  The Adjustment Factor
  The Base Date
  The Expiry Date for each Futures Contract (and table)
  The Futures Tracker Currency
  The Initial Tracker Level
  The name of the Base Underlying
  The Number of Contracts p.a.
  The Official Settlement Price
  The Price Source
  The Relevant Exchange
  The Re-weighting Date
  Futures Contract

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Definitions

Terms not otherwise defined herein, shall have the following meanings:

“Adjustment Factor”	see Part B;

“Base Date”	see Part B;

“Base Underlying”	see Part B;

“Calculation Agent”	see Section 3;

“Change in Law”	means:

	(a)	due to:

		(i)	the adoption of, or any change in, any applicable law, regulation or rule (including, without limitation, any tax law); or

		(ii)	the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the U.S. Commodity and Futures Trading Commission or exchange or trading facility), in each case, the Calculation Agent determines in good faith that (x) it is contrary to such law, rule, regulation or order for any market participants that are brokers or financial intermediaries (individually or collectively) to hold, acquire or dispose of (in whole or in part) any Futures Contract or any transaction referencing any Futures Contract or, (y) holding a position in any Futures Contract or any transaction referencing any Futures Contract is (or, but for the consequent disposal or termination thereof, would otherwise be) in excess of any allowable position limit(s) applicable to any market participants that are brokers or financial intermediaries (individually or collectively) under any such law, rule, regulation in relation to such Futures Contract traded on any exchange(s) or other trading facility (including, without limitation, any relevant Exchange); or

	(b)	the occurrence or existence of any:

		(i)	suspension or limitation imposed on trading commodities futures contracts (including, without limitation the Futures Contracts); or

		(ii)	any other event that causes trading in commodity futures contracts (including, without limitation, the Futures Contracts) to cease;

“Closing Price”	means, in respect of a Futures Contract and a Dealing Day, the Official Settlement Price;

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“Dealing Day”	means, in respect of a Futures Contract, a day upon which the Official Settlement Price for such Futures Contract is, or but for the occurrence of a Market Disruption Event would have been, scheduled to be calculated and published by the Relevant Exchange;

“Disrupted Day”	means, in respect of a Futures Contract, a Dealing Day on which a Market Disruption Event occurs or exists;

“Early Closure”	means the closure on any Tracker Business Day of the Relevant Exchange prior to its scheduled closing time unless such earlier closing time is announced by such exchange(s) at least one hour prior to the actual closing time for the regular trading session on such exchange(s) on such Tracker Business Day;

“Exchange Disruption”	means any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures (including, without limitation, the Futures Contracts) or options contracts relating to the Base Underlying on any Relevant Exchange;

“Expiry Date”	see Part B;

“Far Futures Contracts”	see Section 2;

“Futures Contracts”	see Part B;

“Futures Tracker Currency”	means, in respect of a Futures Contract, the currency in which such Futures Contract is reported, as specified in respect of such Futures Contract in Part B;

“JPMS”	means J.P. Morgan Securities plc;

“Market Disruption Event”	means, in respect of a Futures Contract and a Dealing Day, a failure by the Relevant Exchange to calculate and publish the Closing Price for the Futures Contract on such Dealing Day, or any event that, in the determination of the Calculation Agent, disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for such Futures Contract. Such events may include, but not be limited to, the occurrence of any of a Trading Disruption, Exchange Disruption or Early Closure;

“Near Futures Contract”	see Section 2;

“Number of Contracts p.a.”	see Part B;

“Official Settlement Price”	see Part B;

“Price Source”	see Part B;

“Relevant Exchange”	see Part B;

“Re-weighting Date”	see Part B;

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“Rules”	means this document, as may be supplemented, amended or restated from time to time;

“Successor Futures Contract”	see Section 9.1;

“Tracker Business Day”	means a day on which the Relevant Exchange is open for trading during its regular trading session;

“Tracker Level”	see Sections 2 and 7; and

“Trading Disruption”	means any suspension of or limitation imposed on trading by the Relevant Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or otherwise in futures (including, without limitation, the Futures Contracts) or options contracts relating to the Base Underlying on any Relevant Exchange.

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Risk Factors

The following list of risk factors does not purport to be a complete enumeration or explanation of all the risks associated with each of the Futures Trackers.

(a)	Proprietary and Rules-Based Trading Strategy

The Futures Tracker follows a notional rules-based proprietary trading strategy that operates on the basis of pre-determined rules. Accordingly, potential investors in financial products which are linked to the performance of the Futures Tracker should determine whether those rules as described in the Rules of the Futures Tracker are appropriate in light of their individual circumstances and investment objectives.

No assurance can be given that the investment strategy on which the Futures Tracker is based will be successful or that the Futures Tracker will outperform any alternative strategy that might be employed in respect of the Futures Contracts.

(b)	Notional Exposures

The Futures Tracker comprises notional assets and liabilities. The exposures to the Futures Contracts are purely notional and will exist solely in the records maintained by or on behalf of the Calculation Agent. Consequently, investors in financial products which are linked to the performance of the Futures Tracker will not have any claim against any of the reference assets which comprise the Futures Tracker. The Futures Tracker tracks returns of a Futures Contract and as such constitutes an unfunded investment.

(c)	Lack of Operating History

The Futures Tracker is only recently established and therefore has no history to evaluate its likely performance. Any back-testing or similar analysis performed by any person in respect of the Futures Tracker must be considered illustrative only and may be based on estimates or assumptions not used by the Calculation Agent when determining the Tracker Level of the Futures Tracker.

Past performance should not be considered indicative of future performance.

(d)	Market Risks

The performance of the Futures Tracker is dependent on the performance of the relevant Futures Contract. As a consequence, investors in financial products the return of which is linked to the Futures Tracker should appreciate that their investment is exposed to the price performance of the Futures Contracts.

A futures contract often displays on any given day considerably higher volatility than an index comprising equities such as the Base Underlying and investors should be willing to accept additional risks such as increased volatility, futures contract liquidity and supply and demand factors. These factors are likely to influence the Tracker Level, whereas such factors may not be relevant in respect of the level or volatility of the Base Underlying. The exposure of the Futures Tracker to the relevant Futures Contract is affected by the roll return. Additionally, the Tracker Level is affected by the magnitude of the Adjustment Factor.

Generally, futures contracts are often less liquid than the Base Underlying.

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(e)	Extraordinary Events

Following the occurrence of certain extraordinary events as described in Section 9 of the Rules, with respect to a Futures Contract, the affected Futures Contract may be replaced by a substitute Futures Contract. Such substitution may have a material effect on the economics of the Futures Tracker.

(f)	Calculation Agent Discretion

The Rules of the Futures Tracker confer on the Calculation Agent discretion in making certain determinations and calculations from time to time. The exercise of such discretion in the making of calculations and determinations may adversely affect the performance of the Futures Tracker. Without limitation to the generality of the foregoing, the Calculation Agent has a discretion in relation to the calculation of the Tracker Level in the event of a Market Disruption Event.

(g)	Potential Conflicts of Interest

Potential conflicts of interest may exist in the structure and operation of the Futures Tracker and in the course of the normal business activities of JPMS or any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents. Further information is set out in the disclaimer below.

The foregoing list of risk factors is not intended to be exhaustive. All persons should seek such advice as they consider necessary from their professional advisors, legal, tax or otherwise, without reliance on the Calculation Agent or any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents.

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Notices, Disclaimers and Conflicts of Interest

These Rules have been prepared solely for informational purposes and nothing in these Rules constitutes an offer to buy or sell any securities, participate in any transaction or adopt any investment Index or as legal, tax, regulatory, financial or accounting advice. These Rules may change at any time without prior notice.

Neither the Calculation Agent nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents (each a "Relevant Person") make any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of this document or the Futures Tracker. Each Relevant Person hereby expressly disclaims, to the fullest extent permitted by law, all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document and no Relevant Person shall have any liability (direct or indirect, special, punitive, consequential or otherwise) to any person even if notified of the possibility of any such damages.

The Calculation Agent is under no obligation to continue the calculation, publication and dissemination of the Futures Tracker or the Tracker Level.

During the course of their normal business, the Calculation Agent or any of the other Relevant Persons may (i) enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to the Futures Tracker. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to the Futures Tracker, or may invest or engage in transactions with other persons, or on behalf of such persons relating to such contracts. Such activity may or may not have an impact on the Tracker Level but all persons reading this document should be aware that a conflict of interest could arise where anyone is acting in more than one capacity, and such conflict may have an impact, positive or negative on the Tracker Level. Neither the Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to anyone with exposure to the Futures Tracker.

The Rules have been developed with the possibility of the Calculation Agent or any of the other Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to the Futures Tracker and hedging such transactions or investments in any manner that they see fit.

As mentioned above, the Futures Tracker is synthetic index because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Futures Tracker merely identifies certain reference assets, the performance of which will be used as a reference point calculating the Tracker Level.

No one may reproduce or disseminate the information contained in this document or the Tracker Level of the Futures Tracker without the prior written consent of the Calculation Agent. This document is not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

The Rules shall be governed by and construed in accordance with the laws of England.

Copyright JPMorgan Chase & Co. 2013. All rights reserved. J. P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities plc is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is a member of the London Stock Exchange. The Calculation Agent owns all intellectual property rights in: the development of and methodology for producing the J.P. Morgan Futures Tracker Series; the Futures Trackers within the J.P. Morgan Futures Tracker Series; the Tracker Levels in respect of such Futures Trackers; and these Rules. Such intellectual property rights must not be used without the prior written consent of the Calculation Agent (including in situations where a third party performs certain functions in relation to the Futures Trackers).

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PART B

APPENDIX 1.12

The J.P. Morgan US Treasury Note Futures (G) Tracker

1.         Introduction

This Appendix comprises the variables required to complete the Rules for the J.P. Morgan US Treasury Note Futures (G) Tracker (the “Variables” and the “Futures Tracker”). The Variables may be amended from time to time at the discretion of J.P. Morgan Securities plc (“JPMS”) in its capacity as Calculation Agent. The Variables will be re-published no later than one calendar month following amendment to reflect any such changes. This document must be read in conjunction with Part A of the Rules of the J.P. Morgan Futures Tracker Series. This Appendix 1.12 was amended and restated as of 4 December, 2013.

2.         Definitions

Variables
Tracker Name	The J.P. Morgan US Treasury Note Futures (G) Tracker
Price Source	Bloomberg page RFJGUSBE
Base Underlying	The 10 Year US Treasury Note (Bloomberg Ticker TY1)
Re-weighting Date	Second to last Dealing Day of the month which is 1 month prior to which the Expiry Date of the Near Futures Contract falls
Adjustment Factor	Shall equal 0
Futures Tracker Currency	US Dollars (USD)
Relevant Exchange	Means, as at the Base Date, the Chicago Board of Trade (CBOT) or any successor thereof or otherwise any exchange on which any Successor Futures Contract is traded, from time to time
Initial Tracker Level	114.50
Official Settlement Price	Means the closing price published on the price source given by the relevant Bloomberg Code for the Futures Contract (defined below)
Base Date	25 February 1999
Expiry Dates	Expected to be the 3rd Friday of March, June, September and December
Number of Contracts p.a.	4
Futures Contract	Means the futures contract identified by the following Bloomberg Codes from time to time

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Futures Contracts
i	Futures Contract	Bloomberg Month Code	Currency	Expected Bloomberg Code*
1	March	H	USD	TYH&”Year” <Comdty>
2	June	M	USD	TYM&”Year” <Comdty>
3	September	U	USD	TYU&”Year” <Comdty>
4	December	Z	USD	TYZ&”Year” <Comdty>

*The Bloomberg codes are typically constructed as “TY” followed by the Bloomberg Month Code followed by the year in which the Expiry Date falls, so that the March 09 Futures Contract shall have ticker TYH09 Comdty or TYH9 Comdty. If the Relevant Exchange publishes any modification to the composition of the Bloomberg code referenced in the table above, such new Bloomberg code shall be deemed to be Bloomberg code in respect of the Futures Contract. If the Calculation Agent determines that a successor Futures Contract is to replace the existing Futures Contract, then, on and from the date of such replacement, the Bloomberg code for the successor Futures Contract shall be deemed to be the relevant Bloomberg code for the futures contract in question.

3.         Additional Risk Factors

Not Applicable

Copyright JPMorgan Chase & Co. 2013. All rights reserved. J. P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities plc is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is a member of the London Stock Exchange. The Calculation Agent owns all intellectual property rights in: the development of and methodology for producing the J.P. Morgan Futures Tracker Series; the Futures Trackers within the J.P. Morgan Futures Tracker Series; the Tracker Levels in respect of such Futures Trackers; and these Rules. Such intellectual property rights must not be used without the prior written consent of the Calculation Agent (including in situations where a third party performs certain functions in relation to the Tracker).

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